Blue Sphere Corporation 8-K

Exhibit 99.1

Blue Sphere Updates Shareholders on Quarterly Reports

CHARLOTTE, N.C., Nov. 21, 2016 /PRNewswire/ -- Blue Sphere Corporation (OTCQB: BLSP)  (the "Company", "Blue Sphere", "we", "our" or "us"), an international Independent Power Producer (IPP) that is globally active in the clean energy production and waste to energy markets, released today a shareholder letter from the Company's Chief Executive Officer which details certain changes to the accounting presentation of the Company's financial statements and reviews certain developments at the Company.  All amounts expressed below are stated in U.S. Dollars.

Dear Fellow Shareholders,

As many of you have had the opportunity to review the Company's latest 10-Q, some may have questions relating to changes made to the accounting presentation, specifically the need to restate past consolidated financial statements included in the Company's Quarterly Reports for the quarterly periods December 31, 2015, March 31, 2016 and June 30, 2016. In order to help answer any questions you may have, please note the following.

Accounting Presentation

During the preparation of the Company's financial statements for the quarter ended September 30, 2016, the Company re-evaluated its accounting relating to (1) the application of the equity method of accounting for the investments in Agricerere S.r.l., Agrielektra S.r.l., Agrisorse S.r.l. and Gefa S.r.l. (the "SPVs") because the Framework EBITDA Guarantee Agreement between the SPVs and Austep, whereby Austep operates, maintains and supervises each biogas plant, prevents the Company from exercising a controlling influence over operating policies of the plants, (2) to reflect the interest expense on the unpaid balance of the purchase price due pursuant to the acquisition of the SPVs, (3) to reclassify the proceeds from an offering which had been previously recorded as current liability as proceeds on account of shares in Shareholders Deficiency, (4) to reflect the effects of accounting and reporting errors in the calculation of issuances of shares, issuances of shares for services and other expenses, and (5) to consider restating its previously issued reviewed, unaudited condensed consolidated financial statements (the "Financial Statements") included in the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2015, March 31, 2016 and June 30, 2016 (the "Quarterly Reports"). The Company believes that, while the Financial Statements reflect substantial modifications, the revenues and expenses previously reported are now reflected in a line item for the Company's non-consolidated wholly-owned subsidiaries and the modifications result in no impact to the Company's operational results. Therefore, the modifications are substantially a matter of presentation.

To put this into terms that may be easier to understand, Blue Sphere continues to own 100% of all four of the Italian facilities.  In addition, we continue to have an effective power purchase agreement with the state-owned electrical authority, Gestore del Servizi Energetici (GSE), we continue to have an effective operations and management agreement with our operating partner Austep, S.p.A, and Austep continues to deliver under the Framework EBITDA Guarantee Agreement, guaranteeing approximately $4 million in EBITDA on an annualized basis.  The details of such agreement have been previously reported in our filings with the U.S. Securities and Exchange Commission.  However, it is the Framework EBITDA Guarantee Agreement that caused us to re-state our unaudited condensed consolidated financial statements in the Quarterly Reports.  In other words, the financial results of the Italian facilities reported in Quarterly Reports have not changed, they are simply presented differently.

Although you will not see the revenues from the Italian facilities reflected in our most recent Quarter Report, the facilities are making excellent progress and have, in fact, increased revenues in each quarter of 2016.  In the first quarter of 2016, the revenues for the facilities was approximately $1,403,000.  In the second quarter of 2016, the revenues for the facilities decreased to $1,303,000, resulting in approximately $2,706,000 for the first half of 2016.  In the third quarter of 2016, the revenues for the facilities increased to approximately $1,850,000, resulting in approximately $4,556,000 for the for the nine-month period beginning January 1, 2016 and ended September 30, 2016.  The third quarter was the first operational quarter after the ramp up and maintenance period that has taken place, since the acquisition date through June 30, 2016.

Other Information

We note that the current liability on our balance sheet as of September 30, 2016 of approximately $10.7 million in deferred revenues from joint ventures will not require a cash payment, but will be recognized as equity earnings when our Rhode Island and North Carolina projects are connected to the electrical grid.  The North Carolina facility connected to the grid on November 18, 2016 and approximately $5.5 million in deferred revenue shall be recognized as equity earnings in our audited financial statement for the year ending December 31, 2016.  This is an important point because once the Rhode Island facility connects to the electrical grid, we will recognize the remaining balance of the deferred revenue, in the amount of approximately $5.2 million, as equity earnings in our financial statement and, in total, our shareholder deficiency should increase by $10.7 million when the two facilities have reached this milestone.

In addition, there are a significate number of non-recurring and non-cash items that are reflected in our net loss.  These include; Depreciation and Amortization which is included in our equity losses from non-consolidated companies in the amount of $1,223,000, Commissions and Fees of $885,000 (400,000 due to the Charlotte and Rhode Island projects and the remainder is due to our acquisition in Italy), Share Based Compensation of $367,000, the Issuance of Shares for Services of $629,000, Expenses in Respect of Convertible Notes and Loans of $163,000 and Changes in Warrants to Issue Shares of $(462,000).  These non-recurring and non-cash items total $2,870,000.

The total number of shares issued and outstanding, including shares issued in the subsequent events section of our Quarter Report for the period ended September 30, 2016, is 262,376,552.  The total number of warrants outstanding is 57,098,669, having an average exercise price of $0.0928.  The total number of options outstanding is 778,761, having an average exercise price of $0.576.

Our largest shareholder, Lazarus Management Co, LLC and its affiliated entities ("Lazarus"), continues to acquire shares in the open market.  On November 8, 2016, Lazarus filed a Form 4 outlining their recent purchases of shares of our common stock. Between October 27, 2016 and November 7, 2016, Lazarus acquired an additional 215,000 shares of our common stock.

Concluding Thoughts

We have received many inquiries about a certain article that was released in Charlotte, North Carolina outlining a date for up-listing to the NASDAQ stock exchange, the amount of an equity offering and the structure of reverse split of our shares.  First of all, Blue Sphere did not release any information regarding these issues and Blue Sphere was not given the opportunity to comment prior to the release of the article. As we have previously mentioned, we do intend to become a listed company on a major stock exchange and we are taking the steps necessary to achieve this goal.  We believe that this is a critical path for the Company to prosper. However, we do not have a set date as to when this would occur, we do not have a set amount of capital that may be raised in such an offering should it occur, and although a reverse split is currently necessary to meet listing requirements, we do not have a set ratio at this time.  There are many factors that will lead us to this point and we will evaluate each and proceed accordingly in the best interests of our shareholders.

We have also received inquiries about the lack of press releases issued by the Company.  The policy at Blue Sphere is to release relevant information to our shareholders as relevant events happen.  Our goal is become one of the top companies in the world working in the waste-to-energy sector and we believe in building long term assets and value. Further, our goal is to try to build a company that solves the growing problem of waste management by offering a solution that eliminates much of the waste and turns it into clean and sustainable energy.

I am very proud to be working with such an amazing group of talented and dedicated people at Blue Sphere.  We are not a company with layers of support staff.  We are a lean team of impact players.  Each person on our team is with us to deliver impact to not only our Company and its shareholders, but to the environment as well.  The team at Blue Sphere has fought long and hard to get to this point.  We will continue to grow our Company in an effort to create value.  In passing such a major milestone of connecting to the grid at our Charlotte, NC facility, we believe that we are now crossing into a new phase in our Company's history.

As the CEO of the Company, I believe that Blue Sphere is much more than an undervalued portfolio of cash flow-generating assets and I am dedicated to creating the maximum amount of value possible.

We are at a unique moment in time.  Waste is not going away, the need to create solutions to eliminate this waste is critical to the growth of infrastructure around the world.

I thank you for being part of the Blue Sphere journey.

Sincerely,

Shlomi Palas, CEO

About Blue Sphere Corporation

Blue Sphere Corporation is a diversified independent power producer that develops, owns, and operates clean-tech, waste-to-energy facilities in the United States and abroad. The company primarily converts organic waste into electricity, but also has the ability to generate heat, natural gas and organic byproducts through various technologies.

Blue Sphere facilities eliminate waste that would normally be disposed in landfills, reduce greenhouse gas emissions and protect water quality, helping to solve important global environmental issues. Blue Sphere is headquartered in Charlotte, North Carolina and has operations in the United States and Europe.  For further information about Blue Sphere, please visit the Company's website: www.bluespherecorporate.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties and may change at any time. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors including, without limitation, (i) uncertainties regarding general economic and market conditions, (ii) uncertainties regarding changes in the clean tech sector, (iii) uncertainties regarding implementation of the Company's business strategy, and (iv) other risk factors as outlined in the Company's periodic reports, as filed with the U.S. Securities and Exchange Commission. As such, there is no assurance that the initiatives described in this press release will be successfully implemented or meet expectations. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

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